Exhibit 99.1

05-30
For further information:
Media: John P. Barnett, Director of External Affairs
713-989-7556

Investors: John F. Walsh, Director of Investor Relations
800-321-7423

SOUTHERN UNION COMPANY TO ACQUIRE SID RICHARDSON ENERGY SERVICES FOR $1.6 BILLION

Transaction Adds Nearly 5,000 Miles of Natural Gas Pipelines In Permian Basin
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SCRANTON, PA., December 16, 2005 - Southern Union Company (NYSE: SUG) today announced that a wholly-owned subsidiary has signed a definitive agreement to acquire Sid Richardson Energy Services Company, a privately held natural gas gathering and processing company, and the related Richardson Energy Marketing for $1.6 billion in cash.

Headquartered in Fort Worth, Texas, Sid Richardson Energy Services has approximately 4,600 miles of natural gas and natural gas liquids pipelines in the Permian Basin. The company’s fully integrated North and South systems are connected by a high-pressure pipeline. Additionally, the company has four active cryogenic plants and six active natural gas treating plants.

"We are thrilled to add the expansive pipeline network of Sid Richardson Energy Services to the Southern Union family of companies," said George L. Lindemann, Southern Union's Chairman and CEO. Over the past several years, we have transformed Southern Union into one of the leading interstate energy pipeline operators in the nation. With the addition of the Sid Richardson business, we will now have more than 22,000 miles of gathering and transportation pipelines stretching from the Gulf of Mexico to the Southwest, Midwest and Canada. The Sid Richardson gathering and processing business reflects our continued commitment to the natural gas business and is a logical complement to our existing transportation and LNG businesses. We are confident that these robust assets will drive additional earnings and cash flow growth in the years to come. Further, in today’s strong natural gas market, we’ve taken steps through our hedging program to lock in substantial future revenues.

The transaction, which has been approved by the Boards of both companies, is expected to be accretive to Southern Union’s 2006 earnings. The transaction is subject to antitrust clearance and other customary closing conditions, and is expected to close in the first quarter of 2006.

Commenting on the planned financing of the acquisition, Southern Union’s Chief Financial Officer, Julie Edwards, said, "We plan to fund this purchase with a combination of equity and debt as appropriate to preserve the health of our balance sheet. We may be required to utilize bridge financing while we evaluate alternative sources of equity and are confident that we will have the appropriate capital structure in place within several months. "

The acquisition discussed in today’s announcement represents another step in Southern Union’s ongoing transformation into a higher return business with significant growth opportunities. With the closing of this acquisition, the Company will have made acquisitions totaling approximately $6 billion in the natural gas gathering, processing and transportation businesses. In June 2003, Southern Union acquired the CMS Panhandle Companies, which added more than 10,000 miles of mainline natural gas pipelines across North America. In November 2004, the Company acquired CrossCountry Energy, LLC from Enron Corp. through a joint venture, adding about 7,500 miles of pipeline. Southern Union’s interstate pipelines operate in 17 states.

Southern Union will host a live investor call and webcast today at 3 p.m. EST to discuss the acquisition. To access the call, dial 800-510-9661 (international callers dial 617-614-3452) and enter passcode 15443036. A replay of the call will be available for one week after the event by dialing 888-286-8010 (international callers dial 617-801-6888) and entering passcode 96442779.

The investor call is being webcast by Thomson/CCBN and may be accessed through Southern Union’s web site at www.southernunionco.com <http://www.southernunionco.com> or through CCBN’s individual investor center at www.companyboardroom.com <http://www.companyboardroom.com>. Institutional investors may access the call via CCBN’s password-protected event management site - StreetEvents - at www.streetevents.com <http://www.streetevents.com>.

Fleischman & Walsh, LLP and Kasowitz, Benson, Torres & Friedman LLP acted as Southern Union’s legal counsel. Merrill Lynch & Co. has assisted Southern Union in its evaluation of the Sid Richardson business.

About Southern Union Company
Southern Union Company is engaged primarily in the transportation, storage and distribution of natural gas.
Through Panhandle Energy, the company owns and operates 100% of Panhandle Eastern Pipe Line Company, Trunkline Gas Company, Sea Robin Pipeline Company, Southwest Gas Storage Company and Trunkline LNG Company - one of North America’s largest liquefied natural gas import terminals. Through CCE Holdings, LLC, Southern Union also owns a 50% interest in and operates the CrossCountry Energy pipelines, which include 100% of Transwestern Pipeline Company and 50% of Citrus Corp. Citrus Corp. owns 100% of the Florida Gas Transmission pipeline system. Southern Union’s pipeline interests operate approximately 18,000 miles of interstate pipelines that transport natural gas from the San Juan, Anadarko and Permian Basins, the Rockies, the Gulf of Mexico, Mobile Bay, South Texas and the Panhandle regions of Texas and Oklahoma to major markets in the Southeast, West, Midwest and Great Lakes region.

Through its local distribution companies, Missouri Gas Energy, PG Energy and New England Gas Company, Southern Union also serves approximately one million natural gas end-user customers in Missouri, Pennsylvania, Rhode Island and Massachusetts.

For further information, visit www.southernunionco.com <http://www.southernunionco.com>.

Forward-Looking Information:
This news release includes forward-looking statements. Although Southern Union believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Southern Union’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.
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